Exhibit 2

Pro Forma Information 2016 restated for quarterly calendar change

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Pro forma information
Introduction

Introduction

Following the completion of the merger between Koninklijke Ahold N.V. (“Ahold”) and Delhaize Group NV/SA (“Delhaize”) on July 23, 2016, Ahold Delhaize (or the “Company” or “Group” or “Ahold Delhaize Group”) published on October 6, 2016 unaudited pro forma condensed combined financial information (“pro forma information”), comprising pro forma adjustments to key historical data and results of the combined Group and its reportable segments. Subsequently, the Q3 2016 pro forma information was published on November 17, 2016, and the Q4 2016 pro forma information was published on March 1, 2017, using the same basis of preparation. This publication updates the previously published quarterly 2016 pro forma information, whereby the quarterly breakdown of the 2016 results are now following a 4/4/5-week calendar as explained below.

In 2017, Ahold Delhaize aligned the reporting calendar used by Ahold and Delhaize entities and is using a 4/4/5-week calendar with four equal quarters of 13 weeks going forward. The pro forma information for 2016 in this publication includes a restatement of the Ahold / Ahold Delhaize historical quarters to four equal quarters of 13 weeks, with the corresponding calendar change impact on the pro forma adjustments, where applicable. In contrast to the pro forma information published for the 2016 half year on October 6, 2016, the Q3 2016 pro forma information published on November 17, 2016, and the Q4 2016 pro forma information published on March 1, 2017, the 2016 pro forma information included in this document includes adjustments for the difference in the number of weeks in the reported periods.

The content of this pro forma information has not been audited or reviewed by an independent external auditor and may be subject to change.

The pro forma information presented in this publication is not, and does not form part of, official (interim) accounts or reports and is prepared and published only for illustrative purposes in connection with the completed merger. Ahold Delhaize provided the pro forma information to present the effect of Ahold’s merger with Delhaize. The information is not intended to revise the 2016 annual past performance, but instead to provide a comparative basis for the assessment of current performance, including the effect of an aligned calendar on quarterly results. The pro forma information includes the historical results of the pre-merger Ahold and Delhaize and the post-merger Ahold Delhaize, which are presented in accordance with IFRS as issued by the IASB, and as adopted by the European Union.

The nature of the pro forma adjustments made remains the same as per the 2016 pro forma information published earlier (for more detailed information on these adjustments, refer to Note 2 “Basis of presentation” under “Notes to the pro forma financial information”). The pro forma information is not adjusted for any expected cost savings, synergies or restructuring actions that may result from the merger between Ahold and Delhaize, except for those already accounted for in the reported Ahold and Delhaize quarterly results. No adjustments for non-recurring, merger-related items were made, except for merger transaction costs.

The pro forma information has been prepared to give effect to the merger as if it had occurred on the first day of Ahold’s 2015 financial year, using the fair values established as of July 23, 2016, (the merger date), as the basis for the PPA effects estimates. The pro forma information represents a hypothetical situation and does not purport to represent what Ahold Delhaize’s actual result of operations would have been, should the merger with Delhaize actually have occurred at the beginning of Ahold’s 2015 financial year, nor are they necessarily indicative of future results of Ahold Delhaize. The Company does not claim or represent that the pro forma information is indicative of what the results would have been had the merger taken place as of the date indicated or of the results that may be achieved in the future.

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Pro forma information
Summary group performance

Summary group performance

	Pro forma restated
€ million, except per share data	FY 2016	Q1 2016	Q2 2016	Q3 2016	Q4 2016

Net sales	62,331	15,324	15,509	15,282	16,216
Operating income	1,974	494	503	451	526
Net financial expenses	(601)	(96)	(95)	(86)	(324)
Income taxes	(331)	(97)	(96)	(98)	(40)
Share in income of joint ventures	36	7	5	10	14
Income from continuing operations	1,078	308	317	277	176
Net income	1,078	308	318	277	175
Basic earnings per share from continuing operations	0.85	0.24	0.25	0.22	0.14

Underlying EBITDA	4,063	995	995	981	1,092
Underlying EBITDA margin	6.5%	6.5%	6.4%	6.4%	6.7%
Underlying operating income	2,298	559	562	542	635
Underlying operating margin	3.7%	3.6%	3.6%	3.5%	3.9%
Underlying income from continuing operations	1,486	351	358	343	434
Underlying earnings per share from continuing operations	1.17	0.28	0.28	0.27	0.34

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Pro forma information
Summary performance by segment

Summary performance by segment

Ahold Delhaize’s retail operations are presented in five reportable segments. In addition, Other retail, consisting of Ahold Delhaize’s unconsolidated joint ventures JMR - Gestão de Empresas de Retalho, SGPS, S.A. (“JMR”) and P.T. Lion Super Indo, LLC (“Super Indo”), and Ahold Delhaize’s Global Support Office are presented separately.

All reportable segments sell a wide range of perishable and non-perishable food and non-food consumer products.

Reportable segment	Operating segments included in the Reportable segment

Ahold USA	Stop & Shop New England, Stop & Shop New York Metro, Giant Landover, Giant Carlisle and Peapod
Delhaize America	Food Lion and Hannaford
The Netherlands	Albert Heijn (including the Netherlands, Belgium and Germany), Etos, Gall & Gall and bol.com (including the Netherlands and Belgium)
Belgium	Delhaize (including Belgium and Luxembourg)
Central and Southeastern Europe	Albert (Czech Republic), Alfa Beta (Greece), Mega Image (Romania) and Delhaize Serbia (Republic of Serbia)

Other	Included in Other

Other retail	Unconsolidated joint ventures JMR (49%) and Super Indo (51%)
Global Support Office	Global Support Office staff (the Netherlands, Belgium, Switzerland and the United States)

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Pro forma information
Summary performance by segment

Ahold USA

	Pro forma restated
€ million	FY 2016	Q1 2016	Q2 2016	Q3 2016	Q4 2016

Net sales	23,316	5,837	5,789	5,665	6,025
Operating income	854	229	200	214	211
Underlying EBITDA	1,591	421	374	385	411
Underlying EBITDA margin	6.8%	7.2%	6.5%	6.8%	6.8%
Underlying operating income	921	253	209	220	239
Underlying operating margin	4.0%	4.3%	3.6%	3.9%	4.0%
Comparable sales growth	0.0%	0.3%	1.0%	(0.9)%	(0.4)%
Comparable sales growth excluding gasoline	0.7%	1.3%	2.0%	(0.1)%	(0.5)%

$ million
Net sales	25,790	6,447	6,535	6,323	6,485
Operating income	944	253	224	239	228

Average U.S. dollar exchange rate (euro per U.S. dollar)	0.9038	0.9052	0.8859	0.8958	0.9282

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Pro forma information
Summary performance by segment

Delhaize America

	Pro forma restated
	FY 2016	Q1 2016	Q2 2016	Q3 2016	Q4 2016

€ million
Net sales	15,501	3,801	3,843	3,888	3,969
Operating income	459	122	122	96	119
Underlying EBITDA	1,030	252	251	256	271
Underlying EBITDA margin	6.6%	6.6%	6.5%	6.6%	6.8%
Underlying operating income	538	130	132	135	141
Underlying operating margin	3.5%	3.4%	3.4%	3.5%	3.6%
Comparable sales growth	2.1%	2.0%	3.0%	1.3%	2.2%

$ million
Net sales	17,156	4,198	4,338	4,344	4,276
Operating income	507	135	137	108	127

Average U.S. dollar exchange rate (euro per U.S. dollar)	0.9038	0.9052	0.8859	0.8958	0.9282

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Pro forma information
Summary performance by segment

The Netherlands

	Pro forma restated
€ million	FY 2016	Q1 2016	Q2 2016	Q3 2016	Q4 2016

Net sales	13,015	3,173	3,243	3,148	3,451
Operating income	578	143	158	137	140
Underlying EBITDA	917	219	237	216	245
Underlying EBITDA margin	7.0%	6.9%	7.3%	6.9%	7.1%
Underlying operating income	629	150	167	142	170
Underlying operating margin	4.8%	4.7%	5.1%	4.5%	4.9%
Comparable sales growth	4.1%	3.0%	4.4%	2.8%	6.0%
Belgium
	Pro forma restated
€ million	FY 2016	Q1 2016	Q2 2016	Q3 2016	Q4 2016

Net sales	4,942	1,194	1,255	1,213	1,280
Operating income	97	17	35	22	23
Underlying EBITDA	266	66	73	61	66
Underlying EBITDA margin	5.4%	5.5%	5.8%	5.0%	5.2%
Underlying operating income	121	30	37	24	30
Underlying operating margin	2.4%	2.5%	2.9%	2.0%	2.3%
Comparable sales growth	1.7%	3.9%	2.6%	1.3%	(0.9)%

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Pro forma information
Summary performance by segment

Central and Southeastern Europe

	Pro forma restated
€ million	FY 2016	Q1 2016	Q2 2016	Q3 2016	Q4 2016

Net sales	5,557	1,319	1,379	1,368	1,491
Operating income	215	40	53	47	75
Underlying EBITDA	378	77	96	91	114
Underlying EBITDA margin	6.8%	5.8%	7.0%	6.7%	7.6%
Underlying operating income	231	41	59	56	75
Underlying operating margin	4.2%	3.1%	4.3%	4.1%	5.0%
Comparable sales growth	5.5%	7.1%	6.2%	5.6%	3.5%
Comparable sales growth excluding gasoline	5.7%	7.4%	6.5%	5.7%	3.5%
Global Support Office
	Pro forma restated
€ million	FY 2016	Q1 2016	Q2 2016	Q3 2016	Q4 2016

Operating loss	(229)	(57)	(65)	(65)	(42)
Underlying EBITDA	(119)	(40)	(36)	(28)	(15)
Underlying operating loss	(142)	(45)	(42)	(35)	(20)
Underlying operating loss excluding insurance activities	(165)	(40)	(44)	(38)	(43)

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Pro forma information
Pro forma financial information

Pro forma financial information

The pro forma information includes the historical results of pre-merger Ahold and Delhaize and post-merger Ahold Delhaize and adjustments to these results, as explained in the basis of presentation under Note 2 to the “Notes to the pro forma financial information.” The accompanying notes are an integral part of this pro forma information.

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Pro forma information
Pro forma financial information

Group pro forma information

Full year 2016

	Historical information					Pro forma adjustments				Pro forma
€ million	Ahold / Ahold Delhaize as reported[2]	Calender change impact	Ahold / Ahold Delhaize restated	Delhaize[3]	Subtotal	Remedy and other divestments	Merger transaction costs	PPA effects	Exchange rate adjustment	Ahold Delhaize
Net sales	49,695	—	49,695	13,971	63,666	(1,337)	—	—	2	62,331

Underlying operating income	1,899	—	1,899	514	2,413	(68)	—	(46)	(1)	2,298
Impairments	(104)	—	(104)	(178)	(282)	209	—	—	(1)	(74)
Gains / (losses) on the disposal of assets	22	—	22	(9)	13	(17)	—	—	—	(4)
Restructuring and related charges and other	(233)	—	(233)	(117)	(350)	31	73	—	—	(246)
Adjustments to operating income	(315)	—	(315)	(304)	(619)	223	73	—	(1)	(324)
Operating income	1,584	—	1,584	210	1,794	155	73	(46)	(2)	1,974
Net financial expenses	(541)	—	(541)	(103)	(644)	3	—	38	2	(601)
Income taxes	(247)	—	(247)	(66)	(313)	(8)	(16)	4	2	(331)
Share in income of joint ventures	34	—	34	2	36	—	—	—	—	36
Income from continuing operations	830	—	830	43	873	150	57	(4)	2	1,078
Adjustments to operating income from above	315	—	315	304	619	(223)	(73)	—	1	324
Underlying adjustment to financial expenses	243	—	243	3	246	—	—	—	—	246
Underlying adjustment to income taxes	(158)	—	(158)	(52)	(210)	34	16	—	(2)	(162)
Underlying income from continuing operations	1,230	—	1,230	298	1,528	(39)	—	(4)	1	1,486

Net income	830	—	830	43	873	150	57	(4)	2	1,078

Underlying operating income	1,899	—	1,899	514	2,413	(68)	—	(46)	(1)	2,298
Depreciation and amortization[1]	1,360	—	1,360	373	1,733	(17)	—	49	—	1,765
Underlying EBITDA	3,259	—	3,259	887	4,146	(85)	—	3	(1)	4,063

Underlying operating margin	3.8%		3.8%	3.7%	3.8%					3.7%
Underlying EBITDA margin	6.6%		6.6%	6.3%	6.5%					6.5%

1.	The depreciation and amortization as disclosed above were restated for the presentation of amortization of favorable lease-related intangible assets. For further details, see Note 3 “Change in presentation” under “Notes to the pro forma financial information.”
2.	Included in the Ahold / Ahold Delhaize column is the results of Ahold until merger date and the combined results of all group entities since the merger date.
3.	Delhaize results include the results from the beginning of 2016 until merger date.

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Pro forma information
Pro forma financial information

Q1 2016

	Historical information					Pro forma adjustments[2]				Pro forma

€ million	Ahold as reported	Calendar change impact	Ahold restated	Delhaize	Subtotal	Remedy and other divestments	Merger transaction costs	PPA effects	Exchange rate adjustment	Ahold Delhaize restated
Net sales	11,769	(2,159)	9,610	6,153	15,763	(429)	—	—	(10)	15,324

Underlying operating income	449	(65)	384	221	605	(25)	—	(20)	(1)	559
Impairments	(18)	—	(18)	(12)	(30)	—	—	—	—	(30)
Gains / (losses) on the disposal of assets	1	—	1	(3)	(2)	—	—	—	—	(2)
Restructuring and related charges and other	(36)	5	(31)	(15)	(46)	—	13	—	—	(33)
Adjustments to operating income	(53)	5	(48)	(30)	(78)	—	13	—	—	(65)
Operating income	396	(60)	336	191	527	(25)	13	(20)	(1)	494
Net financial expenses	(83)	16	(67)	(47)	(114)	1	—	16	1	(96)
Income taxes	(78)	9	(69)	(36)	(105)	9	(3)	2	—	(97)
Share in income of joint ventures	6	—	6	1	7	—	—	—	—	7
Income from continuing operations	241	(35)	206	109	315	(15)	10	(2)	—	308
Adjustments to operating income from above	53	(5)	48	30	78	—	(13)	—	—	65
Underlying adjustment to financial expenses	—	—	—	—	—	—	—	—	—	—
Underlying adjustment to income taxes	(16)	2	(14)	(11)	(25)	—	3	—	—	(22)
Underlying income from continuing operations	278	(38)	240	128	368	(15)	—	(2)	—	351

Net income	241	(35)	206	109	315	(15)	10	(2)	—	308

Underlying operating income	449	(65)	384	221	605	(25)	—	(20)	(1)	559
Depreciation and amortization[1]	314	(60)	254	168	422	(8)	—	22	—	436
Underlying EBITDA	763	(125)	638	389	1,027	(33)	—	2	(1)	995

Underlying operating margin	3.8%		4.0%	3.6%	3.8%					3.6%
Underlying EBITDA margin	6.5%		6.6%	6.3%	6.5%					6.5%

1.	The depreciation and amortization as disclosed above were restated for the presentation of amortization of favorable lease-related intangible assets. For further details, see Note 3 “Change in presentation” under “Notes to the pro forma financial information.”
2.	Pro forma adjustments are restated for the impact of the calendar change. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

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Pro forma information
Pro forma financial information

Q2 2016

	Historical information					Pro forma adjustments[2]				Pro forma

€ million	Ahold as reported	Calendar change impact	Ahold restated	Delhaize	Subtotal	Remedy and other divestments	Merger transaction costs	PPA effects	Exchange rate adjustment	Ahold Delhaize restated
Net sales	8,951	687	9,638	6,286	15,924	(419)	—	—	4	15,509

Underlying operating income	355	5	360	247	607	(25)	—	(20)	—	562
Impairments	(8)	(1)	(9)	(14)	(23)	6	—	—	—	(17)
Gains / (losses) on the disposal of assets	2	—	2	(5)	(3)	—	—	—	—	(3)
Restructuring and related charges and other	(30)	1	(29)	(11)	(40)	(1)	2	—	—	(39)
Adjustments to operating income	(36)	—	(36)	(30)	(66)	5	2	—	—	(59)
Operating income	319	5	324	217	541	(20)	2	(20)	—	503
Net financial expenses	(60)	(5)	(65)	(49)	(114)	1	—	17	1	(95)
Income taxes	(55)	2	(53)	(51)	(104)	7	—	1	—	(96)
Share in income of joint ventures	4	—	4	1	5	—	—	—	—	5
Income from continuing operations	208	2	210	118	328	(12)	2	(2)	1	317
Adjustments to operating income from above	36	—	36	30	66	(5)	(2)	—	—	59
Underlying adjustment to financial expenses	—	—	—	—	—	—	—	—	—	—
Underlying adjustment to income taxes	(8)	(2)	(10)	(9)	(19)	2	—	—	(1)	(18)
Underlying income from continuing operations	236	—	236	139	375	(15)	—	(2)	—	358

Net income	209	2	211	118	329	(12)	2	(2)	1	318

Underlying operating income	355	5	360	247	607	(25)	—	(20)	—	562
Depreciation and amortization[1]	234	19	253	166	419	(7)	—	21	—	433
Underlying EBITDA	589	24	613	413	1,026	(32)	—	1	—	995

Underlying operating margin	4.0%		3.7%	3.9%	3.8%					3.6%
Underlying EBITDA margin	6.6%		6.4%	6.6%	6.4%					6.4%

1.	The depreciation and amortization as disclosed above were restated for the presentation of amortization of favorable lease-related intangible assets. For further details, see Note 3 “Change in presentation” under “Notes to the pro forma financial information.”
2.	Pro forma adjustments are restated for the impact of the calendar change. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

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Pro forma information
Pro forma financial information

Q3 2016

	Historical information					Pro forma adjustments[1]				Pro forma
€ million	Ahold / Ahold Delhaize as reported[2]	Calender change impact	Ahold / Ahold Delhaize restated	Delhaize July 1 to July 23[3]	Subtotal	Remedy and other divestments	Merger transaction costs	PPA effects	Exchange rate adjustment	Ahold Delhaize restated
Net sales	13,856	232	14,088	1,532	15,620	(346)	—	—	8	15,282

Underlying operating income	510	8	518	46	564	(16)	—	(6)	—	542
Impairments	(50)	2	(48)	(152)	(200)	197	—	—	(1)	(4)
Gains / (losses) on the disposal of assets	(1)	—	(1)	(1)	(2)	4	—	—	—	2
Restructuring and related charges and other	(77)	(4)	(81)	(91)	(172)	29	54	—	—	(89)
Adjustments to operating income	(128)	(2)	(130)	(244)	(374)	230	54	—	(1)	(91)
Operating income	382	6	388	(198)	190	214	54	(6)	(1)	451
Net financial expenses	(79)	(5)	(84)	(7)	(91)	—	—	5	—	(86)
Income taxes	(77)	(2)	(79)	21	(58)	(31)	(12)	1	2	(98)
Share in income of joint ventures	10	—	10	—	10	—	—	—	—	10
Income from continuing operations	236	(1)	235	(184)	51	183	42	—	1	277
Adjustments to operating income from above	128	2	130	244	374	(230)	(54)	—	1	91
Underlying adjustment to financial expenses	—	—	—	3	3	—	—	—	—	3
Underlying adjustment to income taxes	(46)	—	(46)	(32)	(78)	39	12	—	(1)	(28)
Underlying income from continuing operations	318	1	319	31	350	(8)	—	—	1	343

Net income	236	(1)	235	(184)	51	183	42	—	1	277

Underlying operating income	510	8	518	46	564	(16)	—	(6)	—	542
Depreciation and amortization	388	8	396	39	435	(2)	—	6	—	439
Underlying EBITDA	898	16	914	85	999	(18)	—	—	—	981

Underlying operating margin	3.7%		3.7%	3.0%	3.6%					3.5%
Underlying EBITDA margin	6.5%		6.5%	5.5%	6.4%					6.4%

1.	Pro forma adjustments are restated for the impact of the calendar change. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”
2.	Included in the Ahold / Ahold Delhaize column is the results of Ahold until merger date and the combined results of all group entities since the merger date.
3.	The results of the Delhaize Group entities since the merger date are included in the Ahold / Ahold Delhaize as reported column.

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Pro forma information
Pro forma financial information

Q4 2016

	Historical information			Pro forma adjustments[1]		Pro forma
€ million	Ahold Delhaize as reported	Calender change impact	Ahold Delhaize restated	Remedy and other divestments	Merger transaction costs	Ahold Delhaize restated
Net sales	15,119	1,240	16,359	(143)	—	16,216

Underlying operating income	585	52	637	(2)	—	635
Impairments	(28)	(1)	(29)	6	—	(23)
Gains / (losses) on the disposal of assets	20	—	20	(21)	—	(1)
Restructuring and related charges and other	(90)	(2)	(92)	3	4	(85)
Adjustments to operating income	(98)	(3)	(101)	(12)	4	(109)
Operating income	487	49	536	(14)	4	526
Net financial expenses	(319)	(6)	(325)	1	—	(324)
Income taxes	(37)	(9)	(46)	7	(1)	(40)
Share in income of joint ventures	14	—	14	—	—	14
Income from continuing operations	145	34	179	(6)	3	176
Adjustments to operating income from above	98	3	101	12	(4)	109
Underlying adjustment to financial expenses	243	—	243	—	—	243
Underlying adjustment to income taxes	(88)	—	(88)	(7)	1	(94)
Underlying income from continuing operations	398	37	435	(1)	—	434

Net income	144	34	178	(6)	3	175

Underlying operating income	585	52	637	(2)	—	635
Depreciation and amortization	424	33	457	—	—	457
Underlying EBITDA	1,009	85	1,094	(2)	—	1,092

Underlying operating margin	3.9%		3.9%			3.9%
Underlying EBITDA margin	6.7%		6.7%			6.7%

1.	Pro forma adjustments are restated for the impact of the calendar change. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

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Pro forma information
Pro forma financial information

Pro forma information by segment

Full year 2016

Net sales

	Historical information					Pro forma
€ million	Ahold / Ahold Delhaize as reported	Calender change impact	Ahold / Ahold Delhaize restated	Delhaize[1]	Subtotal	Adjustments[2]	Ahold Delhaize restated
Ahold USA	23,845	—	23,845	—	23,845	(529)	23,316
Delhaize America	7,065	—	7,065	9,075	16,140	(639)	15,501
The Netherlands	13,101	—	13,101	—	13,101	(86)	13,015
Belgium	2,199	—	2,199	2,824	5,023	(81)	4,942
Central and Southeastern Europe	3,485	—	3,485	2,072	5,557	—	5,557
Ahold Delhaize Group	49,695	—	49,695	13,971	63,666	(1,335)	62,331

1.	Delhaize results include the results from the beginning of 2016 until merger date.
2.	The pro forma adjustments to net sales are related to the remedy stores, Tom & Co, other divestments and foreign currency alignment. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

Operating income (loss)

	Historical information					Pro forma
€ million	Ahold / Ahold Delhaize as reported	Calender change impact	Ahold / Ahold Delhaize restated	Delhaize[1]	Subtotal	Adjustments[2]	Ahold Delhaize restated
Ahold USA	818	—	818	—	818	36	854
Delhaize America	218	—	218	159	377	82	459
The Netherlands	578	—	578	—	578	—	578
Belgium	51	—	51	49	100	(3)	97
Central and Southeastern Europe	125	—	125	87	212	3	215
Global Support Office	(206)	—	(206)	(85)	(291)	62	(229)
Ahold Delhaize Group	1,584	—	1,584	210	1,794	180	1,974

1.	Delhaize results include the results from the beginning of 2016 until merger date.

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Pro forma information
Pro forma financial information

2.	For the details of the pro forma adjustments, refer to table below.

Details of pro forma adjustments to operating income (loss)1

€ million	Remedy and other divestments[2]	Merger transaction costs[2]	Depreciation amortization PPA effects	Other PPA effects	Global Support Office alignment	Foreign currency alignment	Total pro forma adjustments
Ahold USA	36	—	—	—	—	—	36
Delhaize America	112	—	(35)	2	4	(1)	82
The Netherlands	—	—	—	—	—	—	—
Belgium	3	—	(12)	1	5	—	(3)
Central and Southeastern Europe	—	—	(2)	—	7	(2)	3
Global Support Office	4	73	—	—	(16)	1	62
Ahold Delhaize Group	155	73	(49)	3	—	(2)	180

1.	For more information regarding the pro forma adjustments, see Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”
2.	Pro forma adjustments restated for the impact of the calendar change. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

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Pro forma information
Pro forma financial information

Q1 2016

Net sales

	Historical information					Pro forma
€ million	Ahold as reported	Calendar change impact	Ahold restated	Delhaize	Subtotal	Adjustments[1]	Ahold Delhaize restated
Ahold USA	7,308	(1,319)	5,989	—	5,989	(152)	5,837
Delhaize America	—	—	—	4,035	4,035	(234)	3,801
The Netherlands	3,933	(737)	3,196	—	3,196	(23)	3,173
Belgium	—	—	—	1,224	1,224	(30)	1,194
Central and Southeastern Europe	528	(103)	425	894	1,319	—	1,319
Ahold Delhaize Group	11,769	(2,159)	9,610	6,153	15,763	(439)	15,324

1.	The pro forma adjustments to net sales are related to the remedy stores, Tom & Co, other divestments and foreign currency alignment. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

Operating income (loss)

	Historical information					Pro forma
€ million	Ahold as reported	Calendar change impact	Ahold restated	Delhaize	Subtotal	Adjustments[1]	Ahold Delhaize restated
Ahold USA	267	(33)	234	—	234	(5)	229
Delhaize America	—	—	—	152	152	(30)	122
The Netherlands	180	(35)	145	—	145	(2)	143
Belgium	—	—	—	20	20	(3)	17
Central and Southeastern Europe	3	(2)	1	36	37	3	40
Global Support Office	(54)	10	(44)	(17)	(61)	4	(57)
Ahold Delhaize Group	396	(60)	336	191	527	(33)	494

1.	For the details of the pro forma adjustments, refer to table below.

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Pro forma information
Pro forma financial information

Details of pro forma adjustments to operating income (loss)1

€ million	Remedy and other divestments[2]	Merger transaction costs[2]	Depreciation amortization PPA effects	Other PPA effects	Global Support Office alignment	Foreign currency alignment	Total pro forma adjustments
Ahold USA	(5)	—	—	—	—	—	(5)
Delhaize America	(18)	—	(16)	2	4	(2)	(30)
The Netherlands	(2)	—	—	—	—	—	(2)
Belgium	—	—	(5)	—	2	—	(3)
Central and Southeastern Europe	—	—	(1)	—	3	1	3
Global Support Office	—	13	—	—	(9)	—	4
Ahold Delhaize Group	(25)	13	(22)	2	—	(1)	(33)

1.	For more information regarding the pro forma adjustments, see Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”
2.	Pro forma adjustments are restated for the impact of the calendar change. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

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Pro forma information
Pro forma financial information

Q2 2016

Net sales

	Historical information					Pro forma

€ million	Ahold as reported	Calendar change impact	Ahold restated	Delhaize	Subtotal	Adjustments[1]	Ahold Delhaize restated
Ahold USA	5,526	407	5,933	—	5,933	(144)	5,789
Delhaize America	—	—	—	4,060	4,060	(217)	3,843
The Netherlands	3,022	243	3,265	—	3,265	(22)	3,243
Belgium	—	—	—	1,287	1,287	(32)	1,255
Central and Southeastern Europe	403	37	440	939	1,379	—	1,379
Ahold Delhaize Group	8,951	687	9,638	6,286	15,924	(415)	15,509

1.	The pro forma adjustments to net sales are related to the remedy stores, Tom & Co, other divestments and foreign currency alignment. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

Operating income (loss)

	Historical information					Pro forma

€ million	Ahold as reported	Calendar change impact	Ahold restated	Delhaize	Subtotal	Adjustments[1]	Ahold Delhaize restated
Ahold USA	206	(3)	203	—	203	(3)	200
Delhaize America	—	—	—	155	155	(33)	122
The Netherlands	149	10	159	—	159	(1)	158
Belgium	—	—	—	36	36	(1)	35
Central and Southeastern Europe	8	2	10	43	53	—	53
Global Support Office	(44)	(4)	(48)	(17)	(65)	—	(65)
Ahold Delhaize Group	319	5	324	217	541	(38)	503

1.	For the details of the pro forma adjustments, refer to table below.

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Pro forma information
Pro forma financial information

Details of pro forma adjustments to operating income (loss)1

€ million	Remedy and other divestments[2]	Merger transaction costs[2]	Depreciation amortization PPA effects	Other PPA effects	Global Support Office alignment	Foreign currency alignment	Total pro forma adjustments
Ahold USA	(3)	—	—	—	—	—	(3)
Delhaize America	(18)	—	(14)	—	(3)	2	(33)
The Netherlands	(1)	—	—	—	—	—	(1)
Belgium	2	—	(6)	1	2	—	(1)
Central and Southeastern Europe	—	—	(1)	—	3	(2)	—
Global Support Office	—	2	—	—	(2)	—	—
Ahold Delhaize Group	(20)	2	(21)	1	—	—	(38)

1.	For more information regarding the pro forma adjustments, see Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”
2.	Pro forma adjustments restated for the impact of the calendar change. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

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Pro forma information
Pro forma financial information

Q3 2016

Net sales

	Historical information					Pro forma

€ million	Ahold / Ahold Delhaize as reported[1]	Calender change impact[2]	Ahold / Ahold Delhaize restated	Delhaize July 1 to July 23	Subtotal	Adjustments[3]	Ahold Delhaize restated
Ahold USA	5,321	468	5,789	—	5,789	(124)	5,665
Delhaize America	3,390	(303)	3,087	980	4,067	(179)	3,888
The Netherlands	2,920	249	3,169	—	3,169	(21)	3,148
Belgium	1,035	(121)	914	313	1,227	(14)	1,213
Central and Southeastern Europe	1,190	(61)	1,129	239	1,368	—	1,368
Ahold Delhaize Group	13,856	232	14,088	1,532	15,620	(338)	15,282

1.	Included in the Ahold / Ahold Delhaize column is the results of Ahold until merger date and the combined results of all group entities since the merger date.
2.	This column also includes the calender effect reversal of the results for the period October 1, 2016 - October 9, 2016 of the former Delhaize subsidiaries.
3.	The pro forma adjustments to net sales are related to the remedy stores, Tom & Co, other divestments and foreign currency alignment. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

Operating income (loss)

	Historical information					Pro forma

€ million	Ahold / Ahold Delhaize as reported[1]	Calender change impact[2]	Ahold / Ahold Delhaize restated	Delhaize July 1 to July 23	Subtotal	Adjustments[3]	Ahold Delhaize restated
Ahold USA	131	16	147	—	147	67	214
Delhaize America	116	(13)	103	(148)	(45)	141	96
The Netherlands	128	11	139	—	139	(2)	137
Belgium	31	(3)	28	(7)	21	1	22
Central and Southeastern Europe	45	(6)	39	8	47	—	47
Global Support Office	(69)	1	(68)	(51)	(119)	54	(65)
Ahold Delhaize Group	382	6	388	(198)	190	261	451

1.	Included in the Ahold / Ahold Delhaize column is the results of Ahold until merger date and the combined results of all group entities since the merger date.
2.	This column also includes the calender effect reversal of the results for the period October 1, 2016 - October 9, 2016 of the former Delhaize subsidiaries.
3.	For the details of the pro forma adjustments, refer to table below.

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Pro forma information
Pro forma financial information

Details of pro forma adjustments to operating income (loss)1

€ million	Remedy and other divestments[2]	Merger transaction costs[2]	Depreciation amortization PPA effects	Other PPA effects	Global Support Office alignment	Foreign currency alignment	Total pro forma adjustments
Ahold USA	67	—	—	—	—	—	67
Delhaize America	144	—	(5)	—	3	(1)	141
The Netherlands	(2)	—	—	—	—	—	(2)
Belgium	1	—	(1)	—	1	—	1
Central and Southeastern Europe	—	—	—	—	—	—	—
Global Support Office	4	54	—	—	(4)	—	54
Ahold Delhaize Group	214	54	(6)	—	—	(1)	261

1.	For more information regarding the pro forma adjustments, see Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”
2.	Pro forma adjustments restated for the impact of the calendar change. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

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Pro forma information
Pro forma financial information

Q4 2016

Net sales

	Historical information			Pro forma
€ million	Ahold Delhaize as reported	Calender change impact[1]	Ahold Delhaize restated	Adjustments[2]	Ahold Delhaize restated
Ahold USA	5,690	444	6,134	(109)	6,025
Delhaize America	3,675	303	3,978	(9)	3,969
The Netherlands	3,226	245	3,471	(20)	3,451
Belgium	1,164	121	1,285	(5)	1,280
Central and Southeastern Europe	1,364	127	1,491	—	1,491
Ahold Delhaize Group	15,119	1,240	16,359	(143)	16,216

1.	This column also includes the results for the period October 1, 2016 - October 9, 2016 of the former Delhaize subsidiaries.
2.	The pro forma adjustments to net sales are related to the remedy stores and other divestments. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

Operating income (loss)

	Historical information			Pro forma
€ million	Ahold Delhaize as reported	Calender change impact[1]	Ahold Delhaize restated	Adjustments[2]	Ahold Delhaize restated
Ahold USA	214	20	234	(23)	211
Delhaize America	102	13	115	4	119
The Netherlands	121	14	135	5	140
Belgium	20	3	23	—	23
Central and Southeastern Europe	69	6	75	—	75
Global Support Office	(39)	(7)	(46)	4	(42)
Ahold Delhaize Group	487	49	536	(10)	526

1.	This column also includes the results for the period October 1, 2016 - October 9, 2016 of the former Delhaize subsidiaries.
2.	For the details of the pro forma adjustments, refer to table below.

Page 23/40

Pro forma information
Pro forma financial information

Details of pro forma adjustments to operating income (loss)1

€ million	Remedy and other divestments[2]	Merger transaction costs[2]	Total pro forma adjustments
Ahold USA	(23)	—	(23)
Delhaize America	4	—	4
The Netherlands	5	—	5
Belgium	—	—	—
Central and Southeastern Europe	—	—	—
Global Support Office	—	4	4
Ahold Delhaize Group	(14)	4	(10)

1.	For more information regarding the pro forma adjustments, see Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”
2.	Pro forma adjustments restated for the impact of the calendar change. See Note 2 “Basis of Preparation” under “Notes to the pro forma financial information.”

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Pro forma information
Notes to the pro forma financial information

Notes to the pro forma financial information

1.	The Company and its operations

The principal activity of Koninklijke Ahold Delhaize N.V. (“Ahold Delhaize” or the “Company” or “Group” or “Ahold Delhaize Group”), a public limited liability company with its registered seat and head office in Zaandam, the Netherlands, is the operation of retail food stores primarily in the United States and Europe.

As of July 24, 2016, Ahold Delhaize is the new name of Koninklijke Ahold N.V. following the completion of the merger between Koninklijke Ahold N.V. and Delhaize Group NV/SA.

2.	Basis of presentation

The information in this pro forma condensed combined financial information is unaudited (“pro forma information”).

The pro forma information presented in this communication is prepared and published only for illustrative purposes in connection with the completed merger and to present the effect of Ahold’s merger with Delhaize. The information is not intended to revise past performance, but instead to provide a comparative basis for the assessment of current performance. The pro forma information represents a hypothetical situation and does not purport to represent what Ahold Delhaize’s actual result of operations would have been, should the merger with Delhaize actually have occurred at the beginning of Ahold’s 2015 financial year, nor are they necessarily indicative of future results of Ahold Delhaize.

The pro forma information gives effect to the merger as if it had occurred on December 29, 2014, the first day of Ahold’s 2015 financial year. The pro forma information presented includes the historical results of the pre-merger Ahold and Delhaize and the post-merger Ahold Delhaize, which are presented in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and as adopted by the European Union (“EU”). The merger is accounted for as a business combination using the acquisition method of accounting under IFRS 3 with Ahold considered as the acquirer of Delhaize. The pro forma information is intended to provide a comparative basis for the assessment of current performance. Therefore, the pro forma information reflects adjustments to historical financial information to give pro forma effect to events that are directly attributable to the merger, that reflect the alignment of accounting (including foreign currency translation) or that are not directly related to the on-going business of the new entity, Ahold Delhaize (such as the disposition of remedy stores and other divestments). These adjustments are based upon our estimates of the effects of the merger and certain related transactions as explained below. The pro forma information is not adjusted for any expected cost savings, synergies or restructuring actions that may result from the merger between Ahold and Delhaize, except for those already accounted for in the reported Ahold and Delhaize quarterly results. No adjustments for non-recurring, merger-related items were made, except for merger transaction costs.

The pro forma information is meant to provide a complete understanding of the Ahold Delhaize merger and other transactions, but is not intended to, and does not represent pro forma financial statements prepared in accordance with Article 11 of Regulation S-X or the EU Prospective Directive.

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Pro forma information
Notes to the pro forma financial information

The following adjustments to historical data are reflected in the pro forma information:

Calendar change impact

Ahold and Delhaize had different reporting calendars with regard to the number of weeks included in each quarter during the year. The pro forma information published on October 6, 2017 relating to the first half of 2016, on November 17, 2016 relating to Q3 2016 and on March 1, 2017 relating to Q4 2016 were based on the following number of weeks per quarter of the Ahold and Delhaize entities:

Weeks per quarter
Year	Company	Q1	Q2	Q3	Q4	Year
2016	Ahold	16	12	12	12	52

	Delhaize	13	13	13	13	52

In 2017, the reporting calendars have been aligned and Ahold Delhaize now uses a 4/4/5-week calendar, resulting in four 13-week quarters. Ahold Delhaize’s financial year will continue to consist of 52 or 53 weeks and ends on the Sunday nearest to December 31. The 2016 quarterly pro forma information included in this publication has been compiled based upon the new 13-week quarters to align the historical 2016 quarterly results with the 4/4/5-week pattern for reporting quarterly results to be used by Ahold Delhaize from 2017 onwards and therefore is provided to establish a revised comparative basis for assessing the Company’s performance.

Ahold Delhaize’s 2016 financial year consisted of 52 weeks and ended on January 1, 2017. The newly allocated quarters in 20161 are:

First quarter (13 weeks) January 4, 2016 through April 3, 2016

Second quarter (13 weeks) April 4, 2016 through July 3, 2016

Third quarter (13 weeks) July 4, 2016 through October 2, 2016

Fourth quarter (13 weeks) October 3, 2016, through January 1, 2017

The calendar change impact disclosed in the publication only impacts the allocation of results between quarters and does not have an effect on the full 2016 pro forma results.

1. Former European Delhaize subsidiaries will continue to report on a three-month quarter ending March 31, June 30, September 30 and December 31.

Remedy and other divestments

The merger between Ahold and Delhaize was subject to approval by various anti-trust authorities, including those in Belgium and the United States. Remedy stores are those stores that are required to be divested, or were already divested, as a condition of approval by the Belgian and U.S. Competition Authorities.

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Pro forma information
Notes to the pro forma financial information

The performance of remedy stores is excluded from the pro forma information in order to provide a comparative basis for the assessment of current performance.

The adjustment for remedy stores was based upon actual store results and excludes any allocation of fixed overhead costs.

Ahold USA and Delhaize America

Remedy stores

On July 14, 2016, Ahold and Delhaize announced that their U.S. subsidiaries had reached agreements with buyers to divest a total of 86 stores in various locations in which they operate. These divestments were required to be made in connection with the U.S. Federal Trade Commission’s (“FTC”) review of the proposed merger. The purchase and sale agreements were subject to FTC approval and to the clearance of the merger by the FTC, which was received on July 22, 2016.

The divested stores are expected to be converted by the buyers to their new banners and re-opened as supermarkets after any remodeling planned by the buyers. Of the total 86 stores, 15 are stores of Ahold USA subsidiaries and excluded from the Ahold USA reportable segment and 71 are stores of Delhaize America subsidiaries and excluded from the Delhaize America reportable segment. These 86 stores represented 2016 net sales of €793 million ($1,085 million) and 2016 underlying operating income of €56 million ($63 million).

As at the end of 2016, 8 of the Ahold USA stores and all 71 the Delhaize America stores have been disposed.

Other divestments

In addition to the remedy stores to be sold in the U.S., Ahold Delhaize announced on August 25, 2016, that it intends to divest another 10 stores in the Richmond area within the Ahold USA reportable segment. Similar to the remedy stores, these stores are not expected to form a part of the future performance of the Group in the long-term and therefore have been excluded from the pro forma information.

The adjustment for the 10 Richmond stores was based upon the actual store results for these stores and excludes any allocation of fixed overhead costs, similar to the remedy store adjustment. These 10 stores represented 2016 net sales of €197 million ($218 million) and 2016 underlying operating income of €0.4 million ($0.4 million). As at the end of 2016, none of these stores have been sold or closed.

Belgium and The Netherlands

Remedy stores

On March 15, 2015, Ahold and Delhaize announced that they had received approval from the Belgian Competition Authority (“BCA”) for their merger. The BCA’s approval was conditional upon the divestment of a limited number of stores in Belgium to address competition concerns raised by the regulator. In total, 13 existing stores were to be divested, consisting of eight Albert Heijn stores (included in The Netherlands reportable segment) and five Delhaize franchise stores (included in the Belgium reportable segment). The divestment package does not include any of Delhaize’s integrated stores.

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Pro forma information
Notes to the pro forma financial information

These stores represented 2016 net sales of €107 million and 2016 underlying operating income of €9 million.

As at the end of 2016, none of the Albert Heijn or Delhaize stores have been disposed.

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Pro forma information
Notes to the pro forma financial information

Tom & Co stores

On June 27, 2016, Delhaize announced that it would sell its pet specialist shop chain, Tom & Co, with stores in Belgium, Luxembourg and France. Tom & Co had 135 franchise and eight owned stores, all included in the Belgium reportable segment. The deal was completed on July 29, 2016. As with the remedy stores, in order to have a comparable basis for performance development, Ahold Delhaize has decided to issue the pro forma information excluding the results of the Tom & Co stores as these will not impact the future performance of the Group.

Tom & Co operations were conducted within two legal entities. In order to arrive at the disclosed pro forma information, the results of these two legal entities were excluded from the historic results. In addition, further results, specifically related to Tom & Co, incurred and recorded on Group level were also excluded from the pro forma information.

The 145 Tom & Co stores (including two stores opened since announcement of the sale) represented 2016 net sales of €60 million and 2016 underlying operating income of €2 million.

Merger transaction costs

Merger transaction costs are excluded from the pro forma information. The effects of financial, legal and advisory costs incurred in connection with the merger are not reflected in the pro forma condensed combined income statement as these costs are considered to be a non-recurring charge directly related to the transaction and do not have a continuing impact on the combined operating results. Total transaction costs of €73 million were excluded from the 2016 results. The tax impact of the removal of these costs amounting to €16 million (2016) has also been adjusted in the pro forma information.

The merger transaction costs adjustment was based upon the actual costs incurred in each historical period and as reported in previous quarterly press releases. The tax impact was calculated using the statutory tax rate of 25% in the Netherlands for deductible transaction costs incurred in the Dutch tax jurisdiction and the statutory tax rate in Belgium of 34% for deductible transaction costs incurred in the Belgian tax jurisdiction.

Purchase price allocation effects

The merger is accounted for in accordance with IFRS 3 using the acquisition method of accounting under which the purchase consideration of €10,765 million is allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the merger’s consummation date.

For purposes of determining the pro forma information, the provisional allocation of the purchase consideration was based upon the estimates of fair value of the assets acquired and liabilities assumed as of the July 23, 2016, merger date. The final purchase price allocation could result in adjustments to fair values and resulting charges. The effects of the Purchase Price Allocation (“PPA”) are included as if the merger was completed on the first day of Ahold’s 2015 financial year (December 29, 2014). Since the PPA effects are significantly impacting the performance of the group going forward, it was considered appropriate to include the estimated impact in the pro forma information. From the merger date onwards, the historical results include the PPA effect based upon the PPA performed on merger date and no further pro forma PPA adjustments were made.

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Pro forma information
Notes to the pro forma financial information

Depreciation and amortization PPA effects

As a result of the fair value adjustments to tangible and intangible assets, adjustments have been made to depreciation and amortization.

As a result of the PPA, a number of intangible assets have been identified, of which banner names are the most significant. The useful lives of the banner names were estimated to be indefinite, which means that these balances are not amortized and therefore have no impact on the pro forma information. Other intangible assets identified include contractual relationships, which mainly relate to the franchise and affiliates network in Belgium, pharmacy scripts in the Delhaize America reportable segment and private label brand names in the Delhaize America and Central and Southeastern Europe reportable segments.

Fair value adjustments were also recorded for tangible assets, with the majority of the adjustments impacting land, which is not depreciated, buildings and leasehold improvements. The Delhaize America and Belgium reportable segments were impacted the most by these fair value adjustments. In the Central and Southeastern Europe reportable segment, the estimated fair values of tangible assets, excluding land, were mainly lower than the historic net book values, and therefore fair value step-downs were recorded, resulting in a positive impact on operating income in this segment.

Other PPA effects

Other PPA effects impacting operating income are mainly related to unfavorable lease liabilities in Delhaize America, Belgium and Greece and favorable lease-related intangible assets in all reportable segments being reported so that the related unwinding of these are recorded through net rental income and expense. See also Note 3 “Change in presentation” for more information about the change in presentation of the amortization of the favorable lease-related intangible assets.

Fair value adjustments were also made in the PPA to external debt (impacting the Delhaize America reportable segment and Global Support Office) and finance lease liabilities, mainly in the Delhaize America and Belgium reportable segments. Due to acquisition-date, low interest rates, a significant fair value adjustment was recorded for both external debt and finance lease liabilities, which leads to a significant decrease in interest expense in the first two years. Due to the shorter-term nature of the debt, the impact will diminish after approximately two years. These fair value adjustments impact the “Net financial expenses” line in the income statement.

Foreign currency alignment

Delhaize used the average daily exchange rate (i.e., the year-to-date average of exchange rates on each working day) to translate the income statements of foreign group entities into euros, while Ahold used the average exchange rates for each of the respective periods (i.e., the average of exchange rates on each working day during a four- or five-week period). For determining the pro forma information in euros, the historic data per group entity was obtained in local currency and the income statements were translated using the periodic average exchange rates for the respective periods. Ahold Delhaize uses the periodic average exchange rates for translating income statements, following the method that Ahold used historically.

The adjustments reported as foreign currency alignment represent the difference between the euro amounts previously reported by Delhaize using the yearly average rates and the local currency results of foreign group entities translated into euros, using the periodic average rates.

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Pro forma information
Notes to the pro forma financial information

Global Support Office alignment

Both Ahold and Delhaize separately reported corporate activities in the past; however, the composition of these activities differed. Pro forma adjustments have been made to align pro forma segment information with the way that Ahold Delhaize has organized its corporate activities. This has resulted in certain types of costs - for example, the result of insurance activities net of premiums charged to segments and internal audit costs - that were previously included in the Delhaize reportable segments being reallocated to the Global Support Office.

The Global Support Office adjustments recorded in the pro forma information were based upon an analysis of different functions and where the related costs were recorded by Delhaize in the past. Adjustments were made to include the (self-)insurance activities previously reported in segment results in the Global Support Office. Since the merger date, no further alignment adjustments are made as the alignment has been implemented in the IFRS information.

Accounting policy alignment

We prepared an analysis of accounting policy differences between Ahold and Delhaize and their estimated impact on the pro forma results following this alignment and determined that any impact on the pro forma results is not material for pro forma illustration purposes. As a result, no adjustment has been recorded.

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Pro forma information
Notes to the pro forma financial information

3.	Change in presentation

As part of the PPA of an acquisition, favorable lease-related intangible assets and unfavorable lease-related liabilities are identified. In the historical results of both Ahold and Delhaize, the unwinding of these liabilities were recorded as part of rent expense, while the amortization of the intangible asset was reported as amortization expense. This resulted in a mismatch of the net PPA effect of a similar item on the basis that it relates to either an asset or a liability. This treatment also impacts the non-GAAP measures of EBITDA and underlying EBITDA, as the impact of the favorable lease-related intangible asset is excluded from these non-GAAP measures, but the impact of the unwinding of the lease-related liability is included.

This change in presentation has been implemented from the beginning of the third quarter. Both Ahold’s and Delhaize’s historical information up to half year 2016 have therefore been restated so that the amortization of the favorable lease-related asset is no longer reported as depreciation and amortization expense but is instead reported as rent expense. The net effect of the amortization and unwinding of the liability is, as a result, recorded as rent expense.

The impact of this reclassification was as follows:

€ million	Q1 2016 as reported	Change in presentation	Subtotal	Calendar change impact	Q1 2016 restated

Depreciation and amortization
Ahold	319	(5)	314	(60)	254
Delhaize	170	(2)	168	—	168
Ahold Delhaize combined	489	(7)	482	(60)	422

Rent expense
Ahold	199	5	204	(39)	165
Delhaize	91	2	93	—	93
Ahold Delhaize combined	290	7	297	(39)	258

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Pro forma information
Notes to the pro forma financial information

€ million	Q2 2016 as reported	Change in presentation	Subtotal	Calendar change impact	Q2 2016 restated

Depreciation and amortization
Ahold	237	(3)	234	19	253
Delhaize	167	(1)	166	—	166
Ahold Delhaize combined	404	(4)	400	19	419

Rent expense
Ahold	144	3	147	13	160
Delhaize	90	1	91	—	91
Ahold Delhaize combined	234	4	238	13	251

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Pro forma information
Other pro forma information

Other pro forma information

Reconciliation of pro forma non-GAAP measures

Full year 2016

€ million	Pro forma restated
	Operating income FY 2016	Impairments	(Gains) / losses on the disposal of assets	Restructuring and related charges and other	Underlying operating income FY 2016	Depreciation and amortization	Underlying EBITDA FY 2016

Ahold USA	854	32	(8)	43	921	670	1,591
Delhaize America	459	6	7	66	538	492	1,030
The Netherlands	578	15	2	34	629	288	917
Belgium	97	14	(4)	14	121	145	266
Central and Southeastern Europe	215	7	2	7	231	147	378

Global Support Office	(229)	—	5	82	(142)	23	(119)
Ahold Delhaize Group	1,974	74	4	246	2,298	1,765	4,063

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Pro forma information
Other pro forma information

Q1 2016

	Pro forma restated
€ million	Operating income Q1 2016	Impairments	(Gains) / losses on the disposal of assets	Restructuring and related charges and other	Underlying operating income Q1 2016	Depreciation and amortization	Underlying EBITDA Q1 2016

Ahold USA	229	9	(1)	16	253	168	421
Delhaize America	122	—	3	5	130	122	252
The Netherlands	143	8	(1)	—	150	69	219
Belgium	17	12	1	—	30	36	66
Central and Southeastern Europe	40	1	—	—	41	36	77

Global Support Office	(57)	—	—	12	(45)	5	(40)
Ahold Delhaize Group	494	30	2	33	559	436	995
Q2 2016
	Pro forma restated
€ million	Operating income Q2 2016	Impairments	(Gains) / losses on the disposal of assets	Restructuring and related charges and other	Underlying operating income Q2 2016	Depreciation and amortization	Underlying EBITDA Q2 2016

Ahold USA	200	5	(1)	5	209	165	374
Delhaize America	122	3	3	4	132	119	251
The Netherlands	158	2	1	6	167	70	237
Belgium	35	2	(1)	1	37	36	73
Central and Southeastern Europe	53	5	1	—	59	37	96

Global Support Office	(65)	—	—	23	(42)	6	(36)
Ahold Delhaize Group	503	17	3	39	562	433	995

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Pro forma information
Other pro forma information

Q3 2016

	Pro forma restated
€ million	Operating income Q3 2016	Impairments	(Gains) / losses on the disposal of assets	Restructuring and related charges and other	Underlying operating income Q3 2016	Depreciation and amortization	Underlying EBITDA Q3 2016

Ahold USA	214	—	(3)	9	220	165	385
Delhaize America	96	2	2	35	135	121	256
The Netherlands	137	1	—	4	142	74	216
Belgium	22	—	(4)	6	24	37	61
Central and Southeastern Europe	47	1	1	7	56	35	91

Global Support Office	(65)	—	2	28	(35)	7	(28)
Ahold Delhaize Group	451	4	(2)	89	542	439	981
Q4 2016
	Pro forma restated
€ million	Operating income Q4 2016	Impairments	(Gains) / losses on the disposal of assets	Restructuring and related charges and other	Underlying operating income Q4 2016	Depreciation and amortization	Underlying EBITDA Q4 2016

Ahold USA	211	18	(3)	13	239	172	411
Delhaize America	119	1	(1)	22	141	130	271
The Netherlands	140	4	2	24	170	75	245
Belgium	23	—	—	7	30	36	66
Central and Southeastern Europe	75	—	—	—	75	39	114

Global Support Office	(42)	—	3	19	(20)	5	(15)
Ahold Delhaize Group	526	23	1	85	635	457	1,092

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Pro forma information
Pro forma earnings per share

Pro forma earnings per share

The number of shares outstanding (1,272,112,616 shares) as of the merger effective date of July 24, 2016, is used as the basis for the calculation of the pro forma number of shares outstanding for the periods up to the merger date. After the merger date the actual number of share outstanding are used in the calculation to determine the weighted average number of shares outstanding for the third and fourth quarters and full year. Pro forma basic and underlying earnings per share from continuing operations are calculated by dividing the pro forma (underlying) income from continuing operations attributable to equity holders by these numbers of shares outstanding.

The weighted average number of shares used for calculating the pro forma basic and underlying earnings per share are as follows:

	FY 2016	Q1 2016	Q2 2016	Q3 2016	Q4 2016

Pro forma weighted average number of shares	1,272,157,547	1,272,112,616	1,272,112,616	1,272,156,911	1,272,248,045

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Pro forma information
Use of non-GAAP financial measures and operating metrics

Use of non-GAAP financial measures and operating metrics

As a supplement to its GAAP results, Ahold Delhaize uses non-GAAP measures and operating metrics to evaluate its results of operations and cash flows as described below. Non-GAAP measures and operating metrics have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of operating results or cash flows as reported under GAAP. Ahold Delhaize compensates for these limitations by relying primarily on the GAAP results and using non-GAAP measures and operating metrics only for supplemental purposes. Other companies in the retail industry may calculate these measures differently than Ahold Delhaize does, limiting their usefulness as comparative measures.

The pro forma information includes the following non-GAAP financial measures and operating metrics:

Underlying operating income and margin

Ahold Delhaize defines “underlying operating income” as the operating income adjusted for items that the Company’s management believes can cause a distortion in understanding the trend of the development of its underlying operating performance. Underlying operating income is calculated as operating income, adjusted for impairments of non-current assets, gains and losses on the sale of assets, restructuring and related charges, and other specific items considered to not be directly related to the underlying operating performance, such as pension-related settlements and curtailments. Restructuring and related charges include, for example, exit costs, shut-down costs and costs to rebrand acquired stores.

For the purposes of the pro forma information, no changes were made to the underlying operating income adjustments as previously reported by either Ahold or Delhaize, and therefore some items might have been classified as adjustments to underlying income in the historical results of Ahold and Delhaize and in the pro forma information, but might not be classified as such in the future.

The Company has included underlying operating income, as it is a key performance metric used by management across its businesses. Ahold Delhaize believes this is a useful measure for investors in understanding the performance of its underlying operations. Underlying operating income is not a measure in accordance with IFRS and accordingly should not be considered as an alternative to operating income. Underlying operating income margin is calculated as underlying operating income as a percentage of net sales.

Underlying earnings before interest, taxes, depreciation and amortization, or underlying EBITDA

Ahold Delhaize defines underlying EBITDA as underlying operating income plus depreciation and amortization. Underlying EBITDA is considered to be a useful measure for investors to analyze profitability by eliminating the effects of financing (i.e., net financial expense), capital investments and the impact of the purchase price allocation (i.e., depreciation and amortization).

Underlying income from continuing operations

Ahold Delhaize defines underlying income from continuing operations as income from continuing operations adjusted for (i) impairments of non-current assets, gains and losses on the sale of assets, restructuring and related charges, and other specific items considered to not be directly related to the underlying operating performance, (ii) material non-recurring finance costs and income tax expense, and (iii) the potential effect of income tax on all these items.

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Pro forma information
Use of non-GAAP financial measures and operating metrics

Underlying earnings per share from continuing operations

Underlying earnings per share from continuing operations is calculated as underlying income from continuing operations, divided by the number of shares outstanding.

Comparable sales and comparable sales excluding gasoline sales

The comparable sales operating metric is defined as net sales, in local currency, from exactly the same stores and online sales in existing market areas for the most recent comparable period plus net sales from stores that are replaced within the same market area. For markets that sell gasoline, Ahold Delhaize also calculates the comparable sales, excluding gasoline sales, to eliminate gasoline price volatility in the comparison.

Comparable sales and comparable sales excluding gasoline sales are not reflected in Ahold Delhaize’s financial statements. However, the Company believes that disclosing comparable sales and comparable sales excluding gasoline sales provides additional useful analytical information to investors regarding the operating performance of Ahold Delhaize as it neutralizes the impact of, for example, newly acquired stores in the calculation of sales growth.

Ahold Delhaize measures a store for comparable sales after being open for a full 56 weeks.

Global Support Office costs

Global Support Office costs relate to the responsibilities of the Global Support Office, including Finance, Strategy, and Mergers & Acquisitions, Internal Audit, Legal & Compliance, Human Resources, Information Technology, Tax, Insurance, Treasury, Communications, Investor Relations, Corporate Responsibility, and the majority of the Executive Committee. Global Support Office costs also include results from other activities coordinated centrally but not allocated to any subsidiary.

Zaandam, the Netherlands

April 13, 2017

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Pro forma information
Cautionary notice and disclaimer

Cautionary notice and disclaimer

The pro forma information presented in this communication is not, and does not form part of, official (interim) accounts or reports and is prepared and published only for illustrative purposes in connection with the completed merger and to present the effect of the merger between Ahold and Delhaize. The information is not intended to revise past performance, but instead to provide a comparative basis for the assessment of current performance. The pro forma information represents a hypothetical situation and does not purport to represent what Ahold Delhaize’s actual result of operations would have been, should the merger with Delhaize actually have occurred at the beginning of Ahold’s 2015 financial year, nor are they necessarily indicative of future results of Ahold Delhaize.

This communication contains forward-looking statements, which do not refer to historical facts but refer to expectations based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance, or events to differ materially from those included in such statements. These statements or disclosures are based on management’s current beliefs as well as assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as change, intended, expected, indicative, may be achieved in the future, provide, continue, to be divested, to be converted, will, continuing impact or other similar words, phrases or expressions.

This communication contains Ahold Delhaize forward-looking statements as to, among others, adjustment differences due to additions and disposals within divested store populations, the use of non-GAAP financial measures and operating metrics and changes in classifications as adjustments to underlying income in the historical results of pre-merger Ahold and Delhaize and post-merger Ahold Delhaize and in the pro forma information.

Many of the risks and uncertainties relate to factors that are beyond Ahold Delhaize’s control. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, (i) the risks that the new businesses will not be integrated successfully or that Ahold Delhaize will not realize the expected benefits from the transaction; (ii) Ahold Delhaize’s ability to successfully implement and complete its plans and strategies and to meet its targets; (iii) risks related to disruption of management time from ongoing business operations due to attention being required in connection with the integration; (iv) the benefits from Ahold Delhaize’s plans and strategies being less than anticipated; (v) the effect of the merger on Ahold Delhaize’s ability to retain customers, retain and hire key personnel, attract associates who are integral to the success of the business and maintain relationships with suppliers, and on their operating results and businesses generally; (vi) the effect of general economic or political conditions; (vii) Ahold Delhaize’s business and IT continuity, collective bargaining, distinctiveness, competitive advantage and economic conditions; (viii) information security, legislative and regulatory environment and litigation risks and product safety, pension plan funding, strategic projects and sustainable retailing; (ix) insurance and unforeseen tax liabilities; and (x) other factors as discussed in Ahold Delhaize’s public filings and other disclosures.

Investors and shareholders are cautioned not to place undue reliance on the forward-looking statements. Forward-looking statements speak only as of the date they are made. Ahold Delhaize does not assume any obligation to update any public information or forward-looking statement in this communication to reflect events or circumstances after the date of this communication, except as may be required by applicable laws.

Outside the Netherlands, Koninklijke Ahold Delhaize N.V., being its registered name, presents itself under the name of “Royal Ahold Delhaize” or simply “Ahold Delhaize.”

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